Financial:
Tito L. Lima
Chief Financial Officer
717-735-4547 or tllima@sterlingfi.com

Media:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 or jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation Announces Third Quarter Earnings

LANCASTER, PA (October 25, 2005) – Sterling Financial Corporation (NASDAQ: SLFI) reported record earnings for the quarter and nine months ended Sept. 30, 2005.

“We are pleased with another quarter of record earnings and achieving our desired growth goals,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation. “Our growth in existing and new markets has led to solid performances in both our Banking Services Group and Financial Services Group affiliates.”

Results of Operations

Quarter Ended September 30, 2005

Sterling’s net income was $10.086 million for the quarter ended Sept. 30, 2005, an increase of $1.586 million, or 18.7 percent from the third quarter of 2004. Diluted earnings per share totaled $0.344 for the third quarter of 2005 versus $0.307 for the same period in 2004, an increase of 12.1 percent. Return on average realized equity for the third quarter of 2005 was 14.07 percent, compared to 15.01 percent in 2004.

Sterling has continued its trend of increasing net interest income, from $24.957 million for the third quarter of 2004 to $28.854 million in 2005, a 15.6 percent increase. The growth in net interest income has resulted from both organic growth and acquisitions. Pennsylvania State Bank, acquired by Sterling in December 2004, contributed $2.029 million of the increase in net interest income. The remainder of the increase in net interest income was the result of continued growth in interest earning assets, particularly in higher yielding commercial loans and finance receivables. The net interest margin for the quarter ended Sept. 30, 2005 was 4.70 percent, which was lower than 2004’s net interest margin of 4.84 percent. The acquisition of Pennsylvania State Bank, which had a lower net interest margin than Sterling, negatively impacted Sterling’s net interest margin by approximately 5 basis points. The remaining compression in net interest margin is a result of the flattening of the yield curve and deposit mix. The change in deposit mix towards higher yielding deposits is partially driven by customers’ desire to lock in funds at fixed rates. This trend favorably impacts Sterling’s sensitivity to increases in rising interest rates

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Sterling 3Q05 Earnings Page 2

and Sterling’s continued strategy to attract new customer relationships and deepen such relationships through the sales of the financial service affiliates’ products and services.

“Despite some recent compression, a trend that the industry has been experiencing for the past several quarters, our net interest margin continues to exceed our peer group” Moyer added. “Given Sterling’s diversified product offering, pressure in our net interest margin should be lessened by growth in the earnings contributions of our financial services affiliates.”

The provision for loan losses was $1.532 million for the quarter ended Sept. 30, 2005, compared to $2.030 million for the same period in 2004. The decrease in provision levels, despite a growing loan portfolio, can be attributed to strong credit quality, lower delinquency trends, and higher provision levels in 2004 as a result of modifications that were made to methodology in establishing the reserve in the third quarter of 2004. This modification accounted for changing risks in the composition of Sterling’s loan portfolio, including entrance into emerging markets with little credit history and larger credit facilities entered into with customers.

Non-interest income, excluding securities gains, was $16.756 million for the quarter ended Sept. 30, 2005, an 11.5 percent increase over $15.023 million earned in 2004. The increase in non-interest income reflects Sterling’s ability to expand its existing products and services, including development of new products for existing customers and the ability to diversify the products offered through acquisition of other companies in the financial services industry. Sterling has been able to increase service charges primarily through an overdraft protection program that was introduced to customers electing to take advantage of the product in the fourth quarter of 2004, and through an initiative that expanded debit card usage through Sterling’s deposit customer base. Additionally, in the third quarter of 2005, Sterling recognized $231,000 of gains on the sale of leases and finance receivables, compared to $3,000 in 2004.

Insurance commissions and fees were $1.675 million for the quarter ended Sept. 30, 2005, compared to $2.044 million in 2004. The decrease was primarily a result of one of our key insurance carriers vacating the small group health insurance market, thereby negatively affecting insurance commissions. Management does not believe the loss of these customers materially impacts the fair value of the insurance services segment.

Non-interest expenses were $30.777 million for the quarter ended Sept. 30, 2005, compared to $27.374 million in 2004, a 12.4 percent increase. Non-interest expense growth can be attributed to the growth in Sterling’s banking franchise, which includes both the acquisition of Pennsylvania State Bank and the expansion into new geographic regions, including Berks, Cumberland, Dauphin and Lebanon counties in Pennsylvania, Carroll County, Md., and New Castle County, Del. The impact in the increase of non-interest expenses pertaining to the acquisition of Pennsylvania State Bank in December 2004 was $1.631 million. The remaining increase of $1.772 million, or 6.5 percent, is the result of general increases in expenses combined with the impact of new markets served and new products offered in support of Sterling’s strong growth in revenues.

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Sterling 3Q05 Earnings Page 3

Nine Months Ended September 30, 2005

Sterling’s net income was $29.049 million for the nine months ended Sept. 30, 2005, an increase of $4.704 million, or 19.3 percent from the same period in 2004. Diluted earnings per share totaled $0.991 for the nine months ended Sept. 30, 2005, versus $0.887 for 2004, an increase of 11.7 percent. Return on average realized equity for the first three quarters of 2005 was 13.97 percent, compared to 15.07 percent in 2004. The decrease in return on average realized equity, despite an increase in earnings, is due to an increase in stockholders’ equity that resulted from the issuance of stock to acquire Corporate Healthcare Strategies (d/b/a StoudtAdvisors) and Pennsylvania State Bank in 2004.

Net interest income increased from $71.244 million for the nine months ended Sept. 30, 2004 to $84.739 million in 2005, an 18.9 percent increase. Pennsylvania State Bank contributed $5.897 million of the increase in net interest income. Net interest income also improved as a result of continued growth in interest earning assets, particularly higher yielding loans, including commercial loans and finance receivables. The net interest margin for the nine months ended Sept. 30, 2005 was 4.76 percent, which matched 2004’s margin.

The provision for loan losses was $3.029 million for the nine months ended Sept. 30, 2005, compared to $3.659 million in 2004. The decrease in provision levels, despite a growing loan portfolio, can be attributed to strong credit quality, lower delinquency trends, and higher provision levels in 2004 as a result of modifications that were made to methodology in establishing the reserve, which accounted for changing risks in the composition of Sterling’s loan portfolio, including entrance into emerging markets with little credit history and larger credit facilities entered into with customers.

Non-interest income, excluding securities gains, was $49.382 million for the nine months ended Sept. 30, 2005, a 19.0 percent increase over $41.510 million earned in 2004. Sterling’s banking affiliates’ non-interest income increased $2.083 million, or 21.7 percent. The acquisition of Pennsylvania State Bank contributed approximately $521,000 to the growth, with the remaining increase primarily attributable to the expansion of product offerings and growth in the number of deposit accounts.

Sterling’s financial services affiliates non-interest income increased $5.789 million, or 18.1 percent. The acquisition of Corporate Healthcare Strategies in June 2004 attributed to $2.643 million of the increase. The remaining increase experienced resulted from organic growth and approximately $820,000 in gains on sales of loans and finance receivables, which totaled $955,000 for the nine months ended Sept. 30, 2005 compared to $135,000 in 2004. The sale of these assets allows for the funds to be reinvested in new asset growth and to limit Sterling’s credit concentration within one industry, and is expected to be a funding source for Sterling in the future.

Non-interest expenses were $91.650 million for the nine months ended Sept. 30, 2005, compared to $78.265 million in 2004, a 17.1 percent increase. The incremental expenses associated with Pennsylvania State Bank, Corporate Healthcare Strategies and Lancaster Insurance Group in 2005, versus a partial year in 2004 represents $6.529 million, or 8.3 percent of the increase. The remaining increase in non-interest expenses is the result of new and enhanced financial services products being offered to Sterling’s customers and incremental expenses required to accommodate new customers.

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Sterling’s efficiency ratio for the nine months ended Sept. 30, 2005, of 61.3 percent matched the 2004 ratio despite higher amortization of intangible asset charges and the growth of financial services affiliates, which generally run higher efficiency ratios than banking franchises due to being more labor intensive.

Financial Position

Total assets were $2.938 billion at Sept. 30, 2005, a 19.9 percent increase over the Sept. 30, 2004, total assets of $2.452 billion. Total assets increased 7.1 percent from the Dec. 31, 2004 totals of $2.743 billion.

The largest increase in assets was in net loans outstanding, which totaled $2.077 billion at Sept. 30, 2005, a 23.0 percent increase over the Sept. 30, 2004, balance of $1.689 billion, and an annualized 13.3 percent increase over the Dec. 31, 2004, balance of $1.888 billion. In addition to the $154 million in loans obtained in connection with Sterling’s acquisition of Pennsylvania State Bank in December 2004, Sterling has experienced loan growth of $234 million, or 13.9 percent, since Sept. 30, 2004. The growth in the commercial and finance receivable loan portfolio has resulted from an improving local and national economy. Sterling’s emerging markets, including Berks, Cumberland, Dauphin and Lebanon counties in Pa.., Carroll County, Md., and New Castle County, Del., have complemented the growth experienced in existing markets.

Sterling’s strong growth in loans was matched by its solid growth in deposits, which totaled $2.222 billion at Sept. 30, 2005, an increase of $414 million, or 22.9 percent, over Sept. 30, 2004. Excluding the $156 million in deposits acquired in connection with the Pennsylvania State Bank acquisition, deposits increased $258 million, or 14.3 percent. Since year-end, Sterling has grown its deposits by $206 million, or 13.7 percent on an annualized basis. This growth has resulted from Sterling’s ability to attract customer relationships through non-maturity deposits and successful promotional efforts on its certificates of deposits. These strategies are complimented by efforts to deepen customer relationships through sales of Sterling financial services affiliates’ products and services.

Credit quality remained strong in the third quarter of 2005. The allowance for loan losses of $20.231 million, represented 0.96 percent of total loans at Sept. 30, 2005, compared to $16.605 million, or 0.97 percent at Sept. 30, 2004. Non-performing loans to total loans increased by 3 basis points from 0.14 percent at Sept. 30, 2004, to 0.17 percent at Sept. 30, 2005, which is attributable to non-performing loans at Pennsylvania State Bank included in September 2005’s ratios with no corresponding amounts in 2004. Since year-end, non-performing loans to total loans has improved from 0.24 percent to 0.17 percent.

Non-GAAP Presentations

In addition to the results of operation and presented in accordance with generally accepted accounting principles (GAAP), Sterling’s management uses, and this press release contains, certain non-GAAP financial measures to monitor performance, including the efficiency ratio and return on realized equity.

The efficiency ratio is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio with that of other companies’ may not be appropriate, as they may calculate their ratio in a different manner. Sterling’s calculation of the efficiency ratio is computed by dividing non-interest expenses, less

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depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income. The efficiency ratio excludes unusual items, including gains on securities activities, interest collected on charged-off loans, etc.

Return on realized equity is a non-GAAP financial measure, as it is calculated by taking net income, divided by average shareholders equity, excluding average other comprehensive income. We believe the presentation of return on realized equity provides a reader with a better understanding of our financial performance based on economic transactions, as it excludes the impact of unrealized gains and losses on securities available for sale and derivatives used in cash flow hedges, which can fluctuate based on interest rate volatility.

Sterling, in referring to its net income, is referring to income determined in conformity with U. S. generally accepted accounting principles (GAAP).

Although we believe that the above-mentioned non-GAAP financial measures enhance readers’ understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

About Sterling
With assets of over $2.9 billion and investment assets under administration of $2.2 billion, Sterling Financial Corporation is a diversified financial services company based in Lancaster, Pa. Sterling Banking Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

Banking Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).
Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	September 30,		December 31,	September 30,
(Dollars in thousands)	2005		2004	2004
Assets
Cash and due from banks	$70,406		$67,708	$58,764
Federal funds sold	22,078		15,147	77

Cash and cash equivalents	92,484		82,855	58,841
Interest-bearing deposits in banks	6,433		5,813	4,864
Short-term investments	1,742		6,542	6,972
Mortgage loans held for sale	6,096		4,345	7,381
Securities held-to-maturity	31,502		34,152	35,237
Securities available-for-sale	460,089		467,519	451,617
Loans, net of allowance for loan losses
(2005 — $20,231 2004 - $18,891 and $16,605)	2,077,150		1,888,380	1,689,150
Premises and equipment, net	42,371		43,658	38,077
Assets held for operating lease, net	69,822		58,475	59,445
Other real estate owned	64		80	80
Goodwill	77,848		75,350	40,927
Intangible assets	12,309		14,268	10,540
Mortgage servicing rights	2,892		2,697	2,971
Accrued interest receivable	11,538		11,407	10,194
Other assets	46,015		47,221	35,346

Total assets	$2,938,355		$2,742,762	$2,451,642

Liabilities
Deposits:
Noninterest-bearing	$295,599		$303,722	$249,115
Interest-bearing	1,926,252		1,711,672	1,558,701

Total deposits	2,221,851		2,015,394	1,807,816

Short-term borrowings	108,361		98,768	84,262
Long-term debt	187,927		233,039	224,721
Subordinated notes payable	87,630		72,166	56,702
Accrued interest payable	8,265		6,375	6,143
Other liabilities	30,866		35,076	32,445

Total liabilities................................................................	2,644,900		2,460,818	2,212,089

Stockholders’ equity
Preferred stock...............................................................	—		—	—
Common stock...............................................................	145,692		116,493	110,289
Capital surplus	79,165		80,734	49,429
Restricted stock	(3,414)		(3,901)	(4,389)
Retained earnings	66,701		78,384	73,122
Accumulated other comprehensive income	6,620		10,234	11,645
Common stock in treasury, at cost	(1,309)		—	(543)

Total stockholders’ equity	293,455		281,944	239,553

Total liabilities and stockholders’ equity	$2,938,355		$2,742,762	$2,451,642

Ratios:
Book value per realized share.............................................	$9.94		$9.33	$8.36
Allowance for loan losses to total loans.................................	0.96%		0.99%	0.97%
Allowance for loan losses to nonperforming loans.....................	578%		417%	711%
Nonperforming loans to total loans.......................................	0.17%		0.24%	0.14%
STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
	Three Months Ended,			Nine Months Ended,
	September 30,			September 30,
(Dollars in thousands, except per share data)	2005	2004		2005	2004

Interest and dividend income
Loans, including fees	$38,687		$29,273	$109,131	$82,429
Debt securities
Taxable	2,659		2,987	8,246	9,685
Tax-exempt	2,611		2,615	7,817	7,868
Dividends	107		146	486	434
Federal funds sold	181		9	249	45
Short-term investments	43		11	111	27

Total interest and dividend income	44,288		35,041	126,040	100,488

Interest expense
Deposits	11,020		6,671	28,528	19,605
Short-term borrowings	734		589	2,154	1,437
Long-term debt	2,326		2,035	6,784	5,896
Subordinated debt	1,354		789	3,835	2,306

Total interest expense	15,434		10,084	41,301	29,244

Net interest income	28,854		24,957	84,739	71,244

Provision for loan losses	1,532		2,030	3,029	3,659

Net interest income after provision for loan losses	27,322		22,927	81,710	67,585

Noninterest income
Trust and investment management income	2,221		2,230	6,809	6,586
Service charges on deposit accounts	2,235		1,528	6,243	4,500
Other service charges, commissions and fees	1,224		910	3,478	2,700
Brokerage fees and commissions	739		749	2,279	2,487
Insurance commissions and fees	1,675		2,044	5,481	2,765
Mortgage banking income	781		567	1,500	1,605
Rental income on operating leases	6,827		6,225	20,320	18,626
Other operating income	1,054		770	3,272	2,241
Securities gains	241		1,025	489	2,056

Total noninterest income	16,997		16,048	49,871	43,566

Noninterest expenses
Salaries and employee benefits	14,459		12,531	42,490	34,972
Net occupancy	1,576		1,336	4,777	4,084
Furniture and equipment	1,700		1,739	5,496	5,187
Professional services	1,040		1,044	3,041	3,126
Depreciation on operating lease assets	5,710		5,280	16,992	15,726
Taxes other than income	696		598	1,962	1,671
Intangible asset amortization	659		522	2,025	1,070
Other	4,937		4,324	14,867	12,429

Total noninterest expenses	30,777		27,374	91,650	78,265

Income before income taxes	13,542		11,601	39,931	32,886
Income tax expenses	3,456		3,101	10,882	8,541

Net income	$10,086		$8,500	$29,049	$24,345

Per share information:
Basic earnings per share	$0.349		$0.312	$1.007	$0.901
Diluted earnings per share	0.344		0.307	0.991	0.887
Dividends declared	0.140		0.128	0.398	0.368
Performance ratios:
Return on average assets	1.39%		1.40%	1.39%	1.38%
Return on average realized equity	14.07%		15.01%	13.97%	15.07%
Efficiency ratio	60.4%		60.7%	61.3%	61.3%